CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-295550 on Form S-6 of our report dated July 9, 2026, relating to the financial statements of FT 13054, comprising Target Dvd. Blend 3Q '26 - Term 10/8/27 (Target Dividend Blend Portfolio, 3rd Quarter 2026 Series) and Target High Quality Dvd. 3Q '26 - Term 10/8/27 (Target High Quality Dividend Portfolio, 3rd Quarter 2026 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 9, 2026